EXHIBIT 99.1

                                                          Contact: Max Kuniansky
                                                  Director of Investor Relations
                                                                    561-791-5000




         B/E AEROSPACE ANNOUNCES RESULTS FOR FOURTH QUARTER, FULL YEAR;
                           CONFIRMS EARNINGS GUIDANCE

       WELLINGTON, FL, April 10, 2002 - B/E Aerospace, Inc. (Nasdaq: BEAV) today announced financial results for the fourth quarter and full fiscal year ended February 23, 2002.

HIGHLIGHTS
----------

o     Facility consolidation and cost reduction program on track

o Company expects superior returns on equity and assets in current fiscal year, with strong growth in profitability beginning in third quarter

         "Results for the second half of the year were in line with guidance issued in October," said Mr. Robert J. Khoury, president and chief executive officer of B/E Aerospace. "With effective implementation of our cost reduction program, we delivered approximately breakeven results for the second half of the year, after excluding facility consolidation and workforce reduction costs. B/E is on course for a solidly profitable current year, fiscal 2003, even at the significantly lower level of projected revenues. We expect a surge in earnings in the second half of the year, driven by margin improvements from our facility consolidation, lean manufacturing and continuous improvement initiatives. With a full year of benefits from those initiatives, next year (fiscal 2004) should be a year of substantially greater profitability."

         "Looking further ahead, while it is not yet clear when demand will return to normal, we expect airline upgrade and refurbishment activity to drive our revenue growth well before the upturn in new aircraft orders," Mr. Khoury said. "When demand does return to normal, we will have greatly enhanced earnings power as a result of our cost reduction initiatives."

FOURTH QUARTER RESULTS
----------------------

         For the fourth quarter of fiscal 2002, B/E reported a net loss of $(5.2) million. As expected, the net loss includes $4.8 million of transition costs related to the company's facility consolidation program. Excluding the transition costs, the company recorded a net loss of ($0.5) million, or ($0.01) per share (diluted) for the quarter just ended. Transition costs are the expenses of operating facilities scheduled for closure, which must be treated as normal operating expenses until plant shutdown has been completed.

         For the prior year, fiscal 2001, B/E's fourth quarter net earnings were $3.2 million, including $8.3 million of costs related to acquisitions and the termination of an initial public offering for B/E's semiconductor manufacturing equipment subsidiary. Excluding such costs, earnings for the fourth quarter a year ago were $10.6 million or $0.40 per share (diluted).

         EBITDA substantially exceeded net earnings, highlighting one measure of the company's strong cash flow. EBITDA (earnings excluding interest, taxes, depreciation and amortization) was $27.2 million for the fourth quarter of fiscal 2002 on a net loss of ($0.5) million, after excluding the transition costs from both figures.

LOWER SALES A KEY FACTOR
------------------------

         Lower sales and greater interest expense were key factors affecting the adjusted earnings per share of ($0.01) for the fourth quarter compared to the same period a year ago. Net sales were down by $14 million or 8 percent for the fourth quarter compared to the same period a year ago. Excluding acquisitions completed after the third quarter of fiscal 2001, sales decreased by $47 million or 28 percent compared to the fourth quarter a year ago.

         "Our fourth quarter sales reflect the worldwide downturn in the airline industry," said Mr. Khoury. "Due to a weak economy and the aftermath of the September 11 terrorist attacks, air travel worldwide is well below last year's levels. The airlines - our principal customers - have reported record losses. Responding to the difficult operating conditions, airlines have parked over 2,000 airplanes and implemented severe cash conservation


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


measures. This has constrained demand for our products, a situation which we expect to continue for some time."

COST REDUCTION PROGRAM ON TRACK
-------------------------------

         Responding to lower projected demand, in October 2001 B/E announced plans to close five facilities and reduce its workforce by about 1,000 people or 22 percent. These actions are intended to position B/E for a profitable fiscal 2003, as well as a substantially more profitable 2004, even at the significantly lower level of sales, and stronger performance when demand returns to normal.

         "Our facility consolidation program is on schedule," Mr. Khoury said. "Plant closures and cutbacks have reduced our workforce by about 570 positions as of the end of February. We expect to achieve a workforce reduction of about 830 positions by the end of April.

         "As stated in the past, we anticipate reaching our workforce reduction goal of 1,000 positions by the middle of this fiscal year," Mr. Khoury stated. "These initiatives, while painful, are necessary to create a stable work environment and a profitable company, fulfilling our obligations to B/E's remaining employees as well as its shareholders."

         Profit margins were adversely impacted by the large reduction in revenues and the facility consolidation transition costs. Operating margin was
10.7 percent for the fourth quarter compared to 15.1 percent for the same period a year ago, excluding the facility consolidation costs in the quarter just ended and the acquisition and IPO costs in the prior-year period.

         Management expects the operating margin to return to a level exceeding 15 percent by the second half of the current fiscal year.

FISCAL 2002 REVIEW
------------------

       "Fiscal 2002 was a year of unexpected external events which interrupted our earnings growth trend," Mr. Khoury said. "We delivered solid financial performance for the first


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half of the year. But the events of September 11, and the airline industry turmoil which followed, required us to shift gears and respond to a new business environment. Our response, reducing capacity and workforce, required a $99 million charge in the third quarter, of which about $16 million was cash. Even though the vast majority of the charge did not affect cash, it caused a net loss for the year."

         B/E recorded a net loss of ($104.1) million for the full fiscal year 2002. The net loss includes charges and transition costs related to the facility consolidation program ($104.7 million), acquisition-related expenses ($6.8 million) and debt extinguishment costs ($9.3 million). Excluding those items, the company earned $16.7 million, or $0.49 per share (diluted).

         For the prior year, fiscal 2001, B/E earned $20.3 million, including $8.3 million of costs related to acquisitions and the IPO. Excluding such costs, B/E earned $27.7 million or $1.07 per share (diluted) for fiscal 2001.

         EBITDA was $125.9 million for fiscal 2002, compared to $127.7 million for fiscal 2001, excluding the aforementioned cost items from both periods.

         Net sales were up 2 percent for the year just ended compared to the prior year. Sales from businesses owned throughout both fiscal 2001 and fiscal 2002 decreased by 13 percent for fiscal 2002 compared to fiscal 2001, reflecting the difficult operating conditions experienced by B/E's airline customer base, particularly in the second half of the year.


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


         B/E's gross profit margin for the year just ended, excluding the facility consolidation costs, was 37.5 percent, unchanged compared to 37.5 percent for the prior year. Operating margin was 11.6 percent for the year just ended compared to 12.7 percent for the prior year, excluding the facility consolidation, acquisition and IPO costs described herein from both periods.

         Higher selling, general and administrative expenses reflected recent acquisitions, which increased costs for the year just ended but not the prior year. "When costs are put on a comparable basis, with the expenses of recent acquisitions reflected in both periods, selling, general and administrative expenses actually decreased for the year just ended," Mr. Khoury said. "We expect this trend to continue during fiscal 2003."

RESULTS BY SEGMENT
------------------

         Substantially lower sales in the commercial aerospace segment were the primary driver of lower overall revenues.

         NET SALES ($ millions):            4th QUARTER             FULL YEAR
         --------------------------------------------------------------------
         Commercial aerospace                      $111                  $550
         Business jet products                       19                    86
         Fastener distribution                       22                    44
         --------------------------------------------------------------------
         TOTAL                                     $152                  $680

         Despite the adverse industry conditions, each of B/E's segments had solid EBIT (earnings before interest and taxes) for the fourth quarter, providing a sound foundation for future growth. As expected, commercial aerospace was the segment most significantly affected by the difficult operating conditions during the fourth quarter. For the full year, excluding facility consolidation charges and costs, each of B/E's three segments had positive earnings before interest and taxes.


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


CASH BALANCES INCREASED
-----------------------

         Liquidity remained strong during the fourth quarter. B/E's cash balance grew to about $160 million at the end of February, up $24 million since November 2001. Effective working capital management and the timing of interest payments contributed to the favorable trend.

         Management expects healthy cash flow throughout the coming year. Management expects to use some cash in the first quarter due to the timing of interest payments and cash outflows associated with facility consolidation charges already recorded.

         Net debt was $695 million, or 85% of capital, at the end of February 2002.

STRATEGIC AND OPERATING HIGHLIGHTS
----------------------------------

         "We made substantial progress on both strategic and operating items in fiscal 2002 despite the unexpected external events," Mr. Khoury said. Accomplishments for the year included:

o Nearly doubled the size of the addressable market with the acquisition of M & M Aerospace, a leading aftermarket supplier of aerospace fasteners.

o Received The Boeing Company's Q-100 designation, signifying that B/E is one of Boeing's top 100 suppliers worldwide. This award places B/E in the top 3% of all Boeing suppliers.

o Awarded new vendor performance rating by Cessna, receiving highest possible score in every category rated.

o Reduced cycle time per seat by 41% and reduced plant-wide overtime by 85% at Miami business jet seating facility.

o Achieved a 25% reduction in labor hours per unit and a 28% reduction in floor space required for assembly of Boeing 777 crew rest products.

OUTLOOK
-------

         "Our sales forecast for fiscal 2003 reflects constrained demand for B/E's products due to current industry conditions. Nevertheless, we remain confident in our earnings outlook," Mr.


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

Khoury said. "Our cost reduction program is beginning to take hold and is delivering the results we expected.

         "We expect sales of about $650 million for fiscal 2003, down about $92 million or 12 percent compared to prior-year pro forma sales," he said. Pro forma sales treat companies acquired during fiscal 2002 as though acquired at the beginning of fiscal 2002, improving comparability with fiscal 2003.

         "Our backlog stands at about $480 million as of the end of February 2002, down about $155 million or 24 percent since the end of August 2001. About 50 percent of this backlog is deliverable within 12 months. Our backlog, coupled with our large aftermarket business, gives us confidence that our revenue forecast will be achieved or surpassed."

         B/E expects to earn about $0.85 per share for fiscal year 2003 (February 24, 2002 through February 22, 2003), with about $0.60 of the projected earnings per share occurring in the second half of the year. Earnings per share should be roughly equal in the first and second quarters.

         EBITDA is projected at about $135 million for fiscal 2003, several times greater than projected net earnings of about $31 million. The $31 million of expected earnings represents a projected return on equity in excess of 20 percent.


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


         As previously announced, expected current year results exclude approximately $10 - $12 million of transition costs associated with facility consolidations, the vast majority of which will be incurred in the first half of the year. Expected results also include estimated benefits from implementing Financial Accounting Standard 142 regarding amortization of goodwill and intangible assets. B/E continues to assess the impact the new accounting standard and expects to conclude this assessment in May 2002.

AFTERMARKET EXPECTED TO LEAD RECOVERY
-------------------------------------

         "At present, airlines are deferring refurbishment of cabin interiors and have parked over 2,000 aircraft, creating pent-up demand," Mr. Khoury said. "Air travel will eventually return to normal, enabling our airline customers to normalize the size of their fleets and to begin strengthening their financial condition. As the airlines rebuild their financial strength, spending on cabin refurbishment and upgrades will no doubt be their first priority, because it requires much less cash than purchasing new aircraft. We are well positioned to benefit from this trend, since the aftermarket -- including cabin interior upgrades and refurbishments - generates almost two-thirds of our revenue."

         Several key value drivers will aid B/E in the year ahead, including:

o Seasoned leadership: senior management team has successfully implemented two other major facility and personnel consolidation programs.

o Financial flexibility: B/E has about $160 million of cash on hand and is generating cash from operations. The company's bank credit facility requires no principal payments until maturity in 2006, and B/E's publicly traded securities require no principal payments until 2008 through 2011.

o Strong cash flow: B/E expects to generate free cash flow of over $50 million in fiscal 2003. B/E defines free cash flow as EBITDA less capital expenditures, interest and taxes.

         "We expect to have greatly enhanced earnings power when demand returns to more normal levels," said Mr. Khoury. "Even after closing five principal locations, we expect that our restructured remaining facilities will have the capacity to generate annual revenues of approximately $1 billion, due largely to the successful implementation of our lean manufacturing and continuous improvement programs of the last two years."

         As previously announced, B/E will hold a conference call to discuss its financial results on Wednesday, April 10 at 10:30 a.m. Eastern time. To listen to the conference call live via the Internet, visit the Investors section of B/E's website at www.beaerospace.com and follow the Conference Calls link.


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


         This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, and B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings.

         B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aircraft component parts. With a global organization selling directly to the world's airlines, B/E designs, develops and manufactures a broad product line for both commercial aircraft and business jets and provides cabin interior design, reconfiguration and conversion services. Products for the existing aircraft fleet -- the aftermarket -- provide almost two-thirds of sales. For more information, visit B/E's web site at www.beaerospace.com.


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



                               B/E AEROSPACE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (Unaudited)

                                                                     THREE MONTHS ENDED
                                                            --------------------------------------
                                                                 February 23,       February 24,
(In thousands, except per share data)                                    2002               2001
--------------------------------------------------------------------------------------------------
Net sales                                                          $151,748          $ 165,793
Cost of sales(1)                                                     98,423            101,834
                                                                   --------          ---------
Gross profit(1)                                                      53,325             63,959
     Gross margin(1)                                                  35.1%              38.6%
Operating expenses:
     Selling, general and administrative                             26,063             29,658
     Research, development and engineering                            9,885             11,635
     Amortization                                                     5,920              5,873
                                                                   --------          ---------
Total operating expenses                                             41,868             47,166
                                                                   --------          ---------
Operating earnings                                                   11,457             16,793
     Operating margin                                                  7.6%              10.1%
Interest expense, net                                                16,748             13,253
                                                                   --------          ---------
(Loss) earnings before income taxes                                 (5,291)              3,540
Income taxes (benefit)                                                 (54)                354
                                                                   --------          ---------
     NET (LOSS) EARNINGS                                           $ (5,237)         $   3,186
                                                                   ========          =========
NET (LOSS) EARNINGS PER COMMON SHARE:
     Diluted                                                         $(0.15)         $    0.12
     Cash basis(2)                                                   $(0.00)         $    0.32
OTHER DATA: BEFORE ITEMS NOTED BELOW(3)
     (Loss) Earnings                                                 $ (481)         $  10,634
     (Loss) earnings per common share:
       Diluted                                                       $(0.01)         $    0.40
       Cash basis(2)                                                 $ 0.15          $    0.59
Common shares:
     Weighted average and potentially dilutive                       34,725             26,840
     End of period                                                   34,426             28,461



(1) Period ending February 23, 2002 includes $4.8 million of facility consolidation costs. Excluding such costs, gross profit and gross margin would be $58.1 million and 38.3%, respectively.

(2)      Excludes tax-effected amortization expense.

(3) Excludes facility consolidation, acquisition-related and initial public offering costs.


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


                               B/E AEROSPACE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                     THREE MONTHS ENDED
                                                            --------------------------------------
                                                                 February 23,       February 24,
(In thousands, except per share data)                                    2002               2001
--------------------------------------------------------------------------------------------------
Net sales                                                          $680,462          $ 666,444
Cost of sales(1)                                                    530,087            416,626
                                                                   --------          ---------
Gross profit(1)                                                     150,375            249,818
     Gross margin(1)                                                  22.1%              37.5%
Operating expenses:
     Selling, general and administrative                            114,340            100,817
     Research, development and engineering                           43,514             48,898
     Amortization                                                    24,997             23,408
                                                                   --------          ---------
Total operating expenses                                            182,851            173,123
                                                                   --------          ---------
Operating earnings (loss)                                           (32,476)            76,695
     Operating margin                                                     -              11.5%
Interest expense, net                                                60,478             54,170
                                                                   --------          ---------
(Loss) earnings before income taxes
     and extraordinary item                                         (92,954)            22,525
Income taxes                                                                             2,253
                                                                   --------          ---------
                                                                      1,854
(Loss) earnings before extraordinary item                           (94,808)            20,272
Extraordinary item(2)                                                 9,309                  -
                                                                   --------          ---------
     NET (LOSS) EARNINGS                                          $(104,117)         $  20,272
                                                                  =========          =========
NET (LOSS) EARNINGS PER COMMON SHARE:
     Diluted                                                       $  (3.18)         $    0.78
     Cash basis(3)                                                 $  (2.49)         $    1.60
OTHER DATA: BEFORE ITEMS NOTED BELOW(4)
     Earnings                                                      $ 16,688          $  27,720
     Earnings per common share:
       Diluted                                                     $   0.49          $    1.07
       Cash basis(3)                                               $   1.16          $    1.88
Common shares:
     Weighted average and potentially dilutive                       32,753             25,889
     End of period                                                   34,426             28,461


(1) Period ending February 23, 2002 includes $104.7 million of facility consolidation costs. Excluding such costs, gross profit and gross margin would be $255.0 million and 37.5%, respectively.

(2)      Expenses related to early extinguishment of debt.

(3)      Excludes tax-effected amortization expense.

(4) Excludes extraordinary item and costs related to facility consolidations, acquisitions and initial public offering.


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


                               B/E AEROSPACE, INC.

                      SELECTED FINANCIAL DATA - AS ADJUSTED

                         PERIODS ENDED FEBRUARY 23, 2002

Our news release includes certain financial information which has been presented on a pro forma basis to give effect to the exclusion of one-time costs and expenses. Management has presented this data in this manner as it believes it is necessary to gain a full understanding of our operating results. In addition, we have presented EBIT (earnings before interest and taxes) as a measure of our operating performance. We have also presented EBITDA (earnings before interest, taxes, depreciation and amortization) as a supplemental measure of our ability to service our debt. However, neither EBITDA nor the pro forma information included in this press release are determined using generally accepted accounting principles and, therefore, are not necessarily comparable to other companies. Neither EBITDA nor pro forma financial data should be viewed as a substitute for net income or other data prepared in accordance with generally accepted accounting principles or as measures of our profitability or liquidity.

                                                     Impact of             Impact of                Impact of
                                                  Acquisition-              Facility                     Debt
                                         As            Related         Consolidation           Extinguishment             As
(In thousands)                     Reported           Expenses            Activities                    Costs       Adjusted
------------------------------------------------------------------------------------------------------------------------------
Three Months:
Sales                              $151,748                                                                         $151,748
Gross profit                         53,325                                   $4,756                                  58,081
EBIT                                 11,457                                    4,756                                  16,213
Net earnings                         (5,237)                                   4,756                                    (481)
EBITDA                             $ 22,464                                   $4,756                                 $27,220

Twelve Months:
Sales                              $680,462                                                                         $680,462
Gross profit                        150,375                                 $104,656                                 255,031
EBIT                                (32,476)            $6,840               104,656                                  79,020
Net earnings                       (104,117)             6,840               104,656                   $9,309         16,688
EBITDA                             $ 14,357             $6,840              $104,656                                $125,853


                                                      # # #

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